UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

TRUBRIDGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	74-3032373
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

54 St. Emanuel Street, Mobile, Alabama	36602
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

This Form 8-A/A is filed by TruBridge, Inc., a Delaware corporation (the “Company”), to reflect the amendment to the common stock purchase rights (collectively, the “Rights”) registered on the Form 8-A filed by the Company on March 26, 2024.

Item 1.	Description of the Registrant’s Securities to Be Registered.

The Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), entered into the Second Amendment to the Rights Agreement, dated as of February 11, 2025 (the “Amendment”), which amended the Rights Agreement, dated as of March 26, 2024, by and between the Company and the Rights Agent, as amended by that certain Amendment to the Rights Agreement, dated as of April 22, 2024 (as amended, the “Rights Agreement”).

The Amendment terminates the Rights Agreement by accelerating the expiration time of the Rights to 5:00 P.M., New York City time, on February 12, 2025. At the time of the termination of the Rights Agreement, all of the Rights, which were previously distributed to holders of the Company’s issued and outstanding common stock, par value $0.001, pursuant to the Rights Agreement, will expire.

The Amendment is attached hereto as Exhibit 4.3 and is incorporated herein by reference. The description of the Amendment herein does not purport to be complete and is qualified in its entirety by reference to Exhibit 4.3.

Item 2.	Exhibits.

4.1

Rights Agreement, dated as of March 26, 2024, by and between TruBridge, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of TruBridge, Inc.’s Current Report on Form 8-K filed March 26, 2024).

4.2

Amendment to the Rights Agreement, dated as of April 22, 2024, by and between TruBridge, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2 of TruBridge, Inc.’s Current Report on Form 8-K filed April 23, 2024).

4.3

Second Amendment to the Rights Agreement, dated as of February 11, 2025, by and between TruBridge, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.3 of TruBridge, Inc.’s Current Report on Form 8-K filed February 12, 2025).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TRUBRIDGE, INC.

Date: February 12, 2025	By:	/s/ Christopher L. Fowler
	Name:	Christopher L. Fowler
	Title:	President and Chief Executive Officer

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